Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2013 RESULTS
Diluted Earnings per Share of $0.76
RAC Acceptance Revenues Increased 52.5%
Repurchased Approximately 4,592,000 Shares of Common Stock
Raises 2013 EPS Guidance
______________________________________________
Plano, Texas, July 22, 2013 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced revenues and earnings for the quarter ended June 30, 2013.
Second Quarter 2013 Results
Total revenues for the quarter ended June 30, 2013, were $760.5 million, an increase of $10.8 million from total revenues of $749.7 million for the same period in the prior year. This 1.4% increase in total revenues was primarily due to increases of approximately $40.4 million in the RAC Acceptance segment and approximately $5.2 million in the International segment, partially offset by a decrease of approximately $34.7 million in the Core U.S. segment. For the quarter ended June 30, 2013, same store sales declined 1.6%, primarily attributable to a decrease in the Core U.S. segment, partially offset by an increase in both the RAC Acceptance and International segments.
Net earnings and net earnings per diluted share for the quarter ended June 30, 2013, were $42.0 million and $0.76, respectively, as compared to $44.2 million and $0.74, respectively, for the same period in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.08 per share in both the quarter ended June 30, 2013, and the same period in the prior year.
"I am pleased with our progress in building our portfolio of agreements in our Core U.S. business with a continuing period-over-period improvement in demand as measured by our 6.6% increase in deliveries for the quarter. Therefore, we believe our portfolio of agreements will surpass prior year levels in the third quarter and produce positive same store sales growth in the Core U.S. business in the fourth quarter," said Mark E. Speese, the Company's Chairman and Chief Executive Officer. "Our growth initiatives continue to perform very well. RAC Acceptance revenues were over $117 million in the quarter, an increase of over 52% and contributed over 15% of our total revenues and approximately 23% of our total operating profit. Mexico grew revenues over 137% and ended the quarter with 130 locations. We believe we will generate positive store level or four-wall monthly operating profit in Mexico by the last month of this year," Speese continued. "We believe the Core U.S. business will continually improve throughout the balance of the year and our growth initiatives will remain on their productive path. We are also incorporating the benefit of our 4.6 million share repurchase as part of the accelerated stock buyback (ASB) program and, as a result, raising our 2013 diluted earnings per share range to $3.03 to $3.15," Speese concluded.
Six Months Ended June 30, 2013 Results
Total revenues for the six months ended June 30, 2013, were $1,579.8 million, a decrease of $5.2 million from total revenues of $1,585.0 million for the same period in the prior year. This 0.3% decrease in total revenues was primarily due to a decrease of approximately $92.9 million in the Core U.S. segment, partially offset by an increase of approximately $79.9 million in the RAC Acceptance segment and approximately $9.8 million in the International segment. For the six months ended June 30, 2013, same store sales declined 3.0%, primarily attributable to a decrease in the Core U.S. segment, partially offset by an increase in both the RAC Acceptance and International segments.
Net earnings and net earnings per diluted share for the six months ended June 30, 2013, were $88.5 million and $1.56, respectively, as compared to $96.1 million and $1.61, respectively, for the same period in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.14 per share for the six months ended June 30, 2013, and approximately $0.15 per share for the same period in the prior year.

Through the six month period ended June 30, 2013, the Company generated cash flow from operations of approximately $115.5 million, while ending the quarter with $78.5 million of cash on hand. A portion of the Company's continuing strong cash flow will be used to return value to the Company's stockholders with its thirteenth consecutive quarterly cash dividend on July 25, 2013.
Reflecting continued confidence in its strong cash flows, the Company announced on April 26, 2013 that its Board of Directors increased the authorization for stock repurchases under the Company's common stock repurchase plan from $1 billion to $1.25 billion. Subsequently, on May 2, 2013, the Company completed an offering of $250 million of senior unsecured notes due 2021. As previously reported, the Company used the net proceeds from the offering to repay $46 million of the revolving loans outstanding under its revolving credit facility and to repurchase $200 million of the Company's common stock under the accelerated stock buyback program discussed below.
During the six months ended June 30, 2013, the Company repurchased 5,057,458 shares for approximately $217.4 million. This includes the initial delivery of approximately 4.6 million shares for $200 million pursuant to the previously announced accelerated stock buyback ("ASB") program, which represents approximately 80% of the shares expected to be purchased in the ASB transaction. The total number of shares that the Company ultimately purchases in the ASB transaction will be determined based on the average of the daily volume-weighted average share price of its common stock over the duration of the ASB transaction, less an agreed discount, and is subject to certain adjustments under the terms of the ASB agreement.
To date, the Company has utilized approximately $994.8 million of the $1.25 billion authorized by its Board of Directors since the inception of the plan.

2013 Guidance

•	Approximately 3.0% total revenue growth.

◦	Approximately $515 million contribution from RAC Acceptance.

•	Approximately flat to 1.0% same store sales growth.

•	Approximately 25 basis points gross profit margin decrease.

◦	Due to the impact of RAC Acceptance.

•	Approximately 25 basis points operating profit margin decrease.

•	EBITDA of approximately $400 million.

•	Annual effective tax rate of approximately 37.3%

•	Diluted earnings per share in the range of $3.03 to $3.15, including approximately $0.25 per share dilution related to our international growth initiatives.

•	Capital expenditures of approximately $115 million.

•	The Company expects to open approximately 365 domestic RAC Acceptance kiosks and net approximately 325.

•	The Company expects to open approximately 60 rent-to-own store locations in Mexico.

•
The 2013 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after July 22, 2013.

- - -

Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 23, 2013, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,120 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,155 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of "ColorTyme." For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; information technology and data security costs; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended March 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30,
	2013	2012
Total Revenues	$760,511	$749,698
Operating Profit	77,437	79,027
Net Earnings	42,004	44,182
Diluted Earnings per Common Share	$0.76	$0.74
Adjusted EBITDA	$97,362	$98,846

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$67,764	$70,806
Add back:
Interest Expense, net	9,673	8,221
Depreciation of Property Assets	18,760	18,338
Amortization and Write-down of Intangibles	1,165	1,481

Adjusted EBITDA	$97,362	$98,846

(In thousands of dollars, except per share data)	Six Months Ended June 30,
	2013	2012
Total Revenues	$1,579,792	$1,584,952
Operating Profit	156,720	171,061
Net Earnings	88,461	96,123
Diluted Earnings per Common Share	$1.56	$1.61
Adjusted EBITDA	$196,008	$210,209

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$139,339	$154,044
Add back:
Interest Expense, net	17,381	17,017
Depreciation of Property Assets	37,233	36,332
Amortization and Write-down of Intangibles	2,055	2,816

Adjusted EBITDA	$196,008	$210,209

SELECTED BALANCE SHEET HIGHLIGHTS
(Unaudited)

(In thousands of dollars)	June 30,
	2013	2012
Cash and Cash Equivalents	$78,491	$101,131
Receivables, net	48,279	45,383
Prepaid Expenses and Other Assets	70,441	70,207
Rental Merchandise, net
On Rent	849,288	731,433
Held for Rent	218,263	189,203
Total Assets	$2,940,452	$2,789,383

Senior Debt	$323,775	$367,755
Senior Notes	550,000	300,000
Total Liabilities	1,614,193	1,355,885
Stockholders' Equity	$1,326,259	$1,433,498

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Store
Rentals and fees	$668,947	$658,987	$1,342,551	$1,336,968
Merchandise sales	59,790	60,622	173,363	183,481
Installment sales	17,537	16,170	34,664	33,665
Other	5,001	4,537	9,761	9,469
Franchise
Merchandise sales	7,843	8,022	16,676	18,635
Royalty income and fees	1,393	1,360	2,777	2,734
	760,511	749,698	1,579,792	1,584,952
Cost of revenues
Store
Cost of rentals and fees	168,928	159,790	336,847	323,149
Cost of merchandise sold	47,260	49,525	133,559	144,541
Cost of installment sales	6,189	5,728	12,158	12,026
Franchise cost of merchandise sold	7,514	7,682	15,930	17,846
	229,891	222,725	498,494	497,562
Gross profit	530,620	526,973	1,081,298	1,087,390
Operating expenses
Salaries and other expenses	413,658	410,210	845,350	838,039
General and administrative expenses	38,360	36,255	77,173	75,474
Amortization and write-down of intangibles	1,165	1,481	2,055	2,816
	453,183	447,946	924,578	916,329
Operating profit	77,437	79,027	156,720	171,061
Interest expense	9,856	8,343	17,857	17,320
Interest income	(183)	(122)	(476)	(303)
Earnings before income taxes	67,764	70,806	139,339	154,044
Income tax expense	25,760	26,624	50,878	57,921
NET EARNINGS	$42,004	$44,182	$88,461	$96,123

Basic weighted average shares	54,885	59,160	56,416	59,206

Basic earnings per common share	$0.77	$0.75	$1.57	$1.62

Diluted weighted average shares	55,253	59,578	56,794	59,757

Diluted earnings per common share	$0.76	$0.74	$1.56	$1.61

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS
(Unaudited)

(In thousands of dollars)	Three Months Ended June 30, 2013
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$619,687	$117,493	$14,095	$9,236	$760,511
Gross profit	449,944	68,770	10,184	1,722	530,620
Operating profit (loss)	66,029	17,612	(6,746)	542	77,437
Depreciation of property assets	15,990	1,162	1,588	20	18,760
Amortization and write-down of intangibles	1,023	142	—	—	1,165
Capital expenditures	20,147	2,262	2,775	—	25,184

(In thousands of dollars)	Three Months Ended June 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$654,356	$77,060	$8,900	$9,382	$749,698
Gross profit	474,414	44,617	6,242	1,700	526,973
Operating profit (loss)	79,463	6,897	(7,811)	478	79,027
Depreciation of property assets	15,952	856	1,506	24	18,338
Amortization and write-down of intangibles	585	896	—	—	1,481
Capital expenditures	16,692	1,047	3,153	—	20,892

(In thousands of dollars)	Six Months Ended June 30, 2013
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$1,289,253	$244,656	$26,430	$19,453	$1,579,792
Gross profit	923,009	135,877	18,889	3,523	1,081,298
Operating profit	134,665	33,529	(12,719)	1,245	156,720
Depreciation of property assets	31,918	2,251	3,024	40	37,233
Amortization and write-down of intangibles	1,770	285	—	—	2,055
Capital expenditures	35,197	4,202	5,422	—	44,821
Rental merchandise, net
On rent	588,427	244,717	16,144	—	849,288
Held for rent	207,105	3,434	7,724	—	218,263
Total assets	2,537,770	333,279	67,794	1,609	2,940,452

(In thousands of dollars)	Six Months Ended June 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$1,382,186	$164,788	$16,609	$21,369	$1,584,952
Gross profit	984,471	87,787	11,609	3,523	1,087,390
Operating profit	174,671	9,765	(14,571)	1,196	171,061
Depreciation of property assets	31,708	1,684	2,891	49	36,332
Amortization and write-down of intangibles	1,023	1,793	—	—	2,816
Capital expenditures	37,033	2,391	8,896	—	48,320
Rental merchandise, net
On rent	553,683	165,798	11,952	—	731,433
Held for rent	180,351	2,130	6,722	—	189,203
Total assets	2,476,417	247,854	62,132	2,980	2,789,383

	Location Activity - Three Months Ended June 30, 2013
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,983	1,053	128	224	4,388
New location openings	2	110	20	2	134
Acquired locations remaining open	3	—	—	—	3
Closed locations
Merged with existing locations	14	10	—	—	24
Sold or closed with no surviving location	2	—	—	5	7
Locations at end of period	2,972	1,153	148	221	4,494
Acquired locations closed and accounts merged with existing locations	9	—	—	—	9

	Location Activity - Three Months Ended June 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,983	763	87	218	4,051
New location openings	8	77	13	2	100
Closed locations
Merged with existing locations	15	29	—	—	44
Sold or closed with no surviving location	3	—	1	1	5
Locations at end of period	2,973	811	99	219	4,102
Acquired locations closed and accounts merged with existing locations	4	—	—	—	4

	Location Activity - Six Months Ended June 30, 2013
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,990	966	108	224	4,288
New location openings	9	208	40	5	262
Acquired locations remaining open	6	—	—	—	6
Closed locations
Merged with existing locations	30	21	—	—	51
Sold or closed with no surviving location	3	—	—	8	11
Locations at end of period	2,972	1,153	148	221	4,494
Acquired locations closed and accounts merged with existing locations	13	—	—	—	13

	Location Activity - Six Months Ended June 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,994	750	80	216	4,040
New location openings	12	122	20	6	160
Closed locations
Merged with existing locations	29	47	—	—	76
Sold or closed with no surviving location	4	14	1	3	22
Locations at end of period	2,973	811	99	219	4,102
Acquired locations closed and accounts merged with existing locations	6	—	—	—	6